EXHIBIT 5.1

FREDRIKSON & BYRON, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

December 2, 2014

Arctic Cat Inc.

505 Highway 169 North, Suite 1000

Plymouth, Minnesota 55441

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as corporate counsel to Arctic Cat Inc., a Minnesota corporation (the “Company”), in connection with the registration by the Company on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 238,390 shares of Common Stock (the “Shares”) issuable by the Company pursuant to a certain (i) Inducement Non-Qualified Stock Option Agreement and (ii) Inducement Restricted Stock Unit Agreement (the “Inducement Agreements”) to be entered into between the Company and Christopher T. Metz.

In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented, and represented as being such, to us by the Company: (i) the Company’s Restated Articles of Incorporation; (ii) the Company’s Amended and Restated Bylaws; (iii) certain corporate resolutions adopted by the Company’s Board of Directors and independent Compensation and Human Resources Committee pertaining to the adoption and approval of the Inducement Agreements; (iv) forms of the Inducement Agreements; and (v) the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based on, and subject to, the foregoing review and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that, upon issuance and delivery of the Shares against receipt by the Company of the consideration for the Shares pursuant to the terms of the Inducement Agreements, the Shares will be validly issued, fully paid and nonassessable. This opinion is limited to the Minnesota Business Corporation Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

FREDRIKSON & BYRON, P.A.

By:	/s/ John R. Houston
John R. Houston, Vice President